Exhibit 99.1

Avon Reports Second-Quarter 2013 Results

Second-Quarter Revenue Down 2%; Growth of 2% in Constant Dollars[1]

Operating Profit $202 Million; Adjusted[1] Operating Profit $239 Million

Operating Margin 8.1%, up from 5.0% in the Second-Quarter 2012

Adjusted[1] Operating Margin 9.5%, up from 6.5% in the Second-Quarter 2012

NEW YORK, NY, August 1, 2013 - Avon Products, Inc. (NYSE:AVP) today reported second-quarter 2013 results. “Our second- quarter results reflect continued progress in stabilizing Avon's business,” said Sheri McCoy, Chief Executive Officer. “There is still significant work to be done to deliver sustainable performance in the near and longer term, but I'm pleased with the progress to date. We will succeed by continuing our focus on better serving Avon Representatives, creating a compelling consumer proposition, and simplifying our business to drive both top and bottom line improvements."

Second-Quarter 2013 (compared with second-quarter 2012)
For the second quarter of 2013, total revenue of $2.5 billion decreased 2%, but increased 2% in constant dollars, primarily due to an increase in average order, which partially benefited from inflation in Latin America. Active Representatives² and total units were relatively unchanged and price/mix increased 2% during the quarter.
Avon Beauty sales declined 4%, or were relatively unchanged in constant dollars. Fashion & Home sales were up 2%, or 5% in constant dollars.
Second-quarter 2013 gross margin was 62.7%. Adjusted gross margin was 63.3%, 40 basis points higher than the prior-year quarter, primarily due to lower freight costs, largely in Latin America, partially offset by the negative impact of foreign exchange.
Operating profit was $202 million and operating margin was 8.1% in the quarter. Operating profit included a $17 million charge associated with the highly inflationary accounting for a 32% devaluation of Venezuelan currency, an accrual of $12 million for the offer of settlement relating to the Foreign Corrupt Practices Act (“FCPA”) investigations and $8 million associated with costs to implement (“CTI”) restructuring. Adjusted operating profit was $239 million and Adjusted operating margin was 9.5%, 300 basis points higher than the second quarter of 2012. The increase was driven by gross margin improvement and lower professional and related fees associated with the FCPA matter. Additionally, operating margin benefited from lower advertising expenses and lower net brochure costs.

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As part of the Company's refinancing activities, during the second-quarter of 2013, the Company prepaid the $500 million principal of its 2014 Notes plus a make-whole premium. In connection with this prepayment, the Company incurred a loss on extinguishment of debt of $13 million.

Second-quarter 2013's effective tax rate from continuing operations was 41.8%, compared with 30.0% in the second quarter of 2012. The tax rate was unfavorably impacted by the devaluation of Venezuelan currency and the $12 million accrual relating to the FCPA investigations. On an Adjusted basis, second-quarter 2013's effective tax rate from continuing operations was 34.9%, compared with 30.6% for the second quarter of 2012.
Second-quarter 2013's net income from continuing operations was $85 million, or $.19 per diluted share. Second-quarter 2013's Adjusted net income from continuing operations was $127 million, or $.29 per diluted share.
In July 2013, we completed the sale of our Silpada business ("Silpada") for $85 million plus the potential for a $15 million subsequent earn-out. Silpada has been classified within discontinued operations for all periods presented. In the second quarter of 2013, the Company recorded within discontinued operations a pre-tax charge of $79 million ($50 million net of tax) reflecting the expected loss on sale.
Net cash provided by operating activities was $70 million for the six months ended June 30, 2013, compared with $37 million in the prior-year period, favorably impacted by improved operating profit and lower income tax payments. Partially offsetting these items were the make-whole premiums paid in connection with the prepayment of the Private Notes and the 2014 Notes, higher payments for employee incentive compensation and restructuring, and a contribution to the U.K. pension plan in 2013. The overall net cash used during the six months ended June 30, 2013 was $331 million, which compares with cash generation of $31 million in the prior-year period, primarily due to debt repayments, partially offset by proceeds related to the issuance of debt and cash provided by operations.
Avon's net debt (total debt less cash) for the second quarter of 2013 was $2.0 billion, relatively unchanged from the year-end 2012 level.

Adjustments to Second-Quarter GAAP Results

During the second quarter of 2013, the following items had a significant impact on the financial results:

•
As a result of the 32% devaluation of Venezuelan currency, and using the U.S. historic dollar cost basis of non-monetary assets, such as inventory, second-quarter 2013 operating profit was negatively impacted by approximately $17 million, or $.04 per diluted share.

•
The Company recorded an accrual related to the previously disclosed government FCPA investigations within operating profit of $12 million, or $.03 per diluted share. The accrued amount reflects the June 2013 settlement offer of $12 million with respect to the investigations. The DOJ and SEC have rejected the terms of the offer. As further discussed in the Form 10-Q, we believe it is probable that we will incur a loss upon settlement that is higher than the offer and it is reasonably possible that such additional loss will be material.[3]

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•
The Company recorded a loss on extinguishment of debt of approximately $13 million pre-tax, or $.02 per diluted share, associated with the prepayment of the $500 million principal of the Company's 2014 Notes, including a make-whole premium.

•	The Company also recorded CTI restructuring charges, within operating profit, of approximately $8 million pre-tax, or $.01 per diluted share.

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Second-Quarter 2013 Regional Highlights (compared with second-quarter 2012)

Latin America
$ in millions	Second-Quarter 2013		YTD 2013
		% var. vs 2Q12		% var. vs 1H12
Total revenue	$1,252.1	1%	$2,396.5	—%
C$ revenue		7%		7%
Change in Active Representatives		2%		3%
Change in units sold		1%		—%
Operating profit	147.8	29%	249.2	50%
Adjusted operating profit	168.3	38%	281.1	58%
Operating margin	11.8%	260 bps	10.4%	350 bps
Adjusted operating margin	13.4%	360 bps	11.7%	430 bps

•	Second-quarter constant-dollar revenue growth was driven by the positive impact of the timing of the Easter holiday, higher average order and an increase in Active Representatives.

•
Brazil revenue was down 1%, or up 4% in constant dollars, primarily driven by an increase in Active Representatives, partially offset by lower average order. Constant-dollar revenue growth was driven by Fashion & Home, while Beauty sales were relatively unchanged. There was also some benefit from the timing of the Easter holiday.

•	Mexico revenue was up 12%, or 4% in constant dollars, primarily driven by the positive impact of the timing of the Easter holiday, as well as an increase in Active Representatives.

•
Venezuela revenue was down 22%, or up 15% in constant dollars, primarily due to higher average order, benefiting from the inflationary impact on pricing as well as an increase in units sold. The positive impact of the timing of the Easter holiday also contributed to the revenue growth. Higher average order was partially offset by a decrease in Active Representatives, which was impacted by continued economic and political instability.

•
The increase in Adjusted operating margin was partially due to lower advertising expenses, primarily due to higher spending on product launches in the prior-year period. Gross margin was also higher than in the prior-year period, primarily due to lower freight costs.

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Europe, Middle East & Africa
$ in millions	Second-Quarter 2013		YTD 2013
		% var. vs 2Q12		% var. vs 1H12
Total revenue	$678.4	2%	$1,411.5	2%
C$ revenue		5%		4%
Change in Active Representatives		3%		3%
Change in units sold		6%		5%
Operating profit	104.1	46%	215.5	69%
Adjusted operating profit	107.7	36%	228.4	63%
Operating margin	15.3%	450 bps	15.3%	610 bps
Adjusted operating margin	15.9%	390 bps	16.2%	610 bps

•	Second-quarter constant-dollar revenue growth was driven both by an increase in Active Representatives and higher average order.

•	Russia revenue was up 6%, or 8% in constant dollars, primarily due to an increase in Active Representatives as well as strong unit growth.

•	U.K. revenue was down 8%, or 5% in constant dollars, primarily due to a decrease in Active Representatives.

•	Turkey revenue was up 6%, or 9% in constant dollars, primarily due to higher average order, partially offset by a decrease in Active Representatives.

•	South Africa revenue was down 6%, or up 11% in constant dollars, primarily due to higher average order, partially offset by a decrease in Active Representatives.

•
Adjusted operating margin increased partially due to lower bad debt expense, largely in South Africa, and lower net brochure costs. Adjusted operating margin was also positively impacted by revenue leverage due to strong unit growth.

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North America
$ in millions	Second-Quarter 2013		YTD 2013
		% var. vs 2Q12		% var. vs 1H12
Total revenue	$380.3	(12)%	$758.8	(14)%
C$ revenue		(12)%		(13)%
Change in Active Representatives		(13)%		(13)%
Change in units sold		(10)%		(12)%
Operating loss	(11.5)	*	(20.8)	*
Adjusted operating loss	(6.2)	*	(9.7)	*
Operating margin	(3.0)%	(260) bps	(2.7)%	(310) bps
Adjusted operating margin	(1.6)%	(260) bps	(1.3)%	(280) bps

* Calculation not meaningful
Note: In the second quarter of 2013, Silpada was classified within discontinued operations. Accordingly, the amounts for North America exclude the results of Silpada for all periods presented.

•
Second-quarter North America revenue decline was primarily due to a decrease in Active Representatives, as the Company continues to address challenges in the field and the overall consumer proposition.

•	North America Beauty sales declined 14%, driven primarily by skincare, while Fashion & Home sales declined 9%, on both a reported and constant-dollar basis.

•
The decline in Adjusted operating margin was primarily due to revenue deleverage on fixed expenses and lower gross margin, primarily due to a one-time benefit in the second quarter of 2012. These items were partially offset by benefits resulting from the Company's cost-savings initiatives.

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Asia Pacific
$ in millions	Second-Quarter 2013		YTD 2013
		% var. vs 2Q12		% var. vs 1H12
Total revenue	$198.1	(9)%	$398.1	(10)%
C$ revenue		(10)%		(11)%
Change in Active Representatives*		(11)%		(7)%
Change in units sold		(12)%		(11)%
Operating profit	16.4	48%	27.5	3%
Adjusted operating profit	12.5	(18)%	28.4	(9)%
Operating margin	8.3%	320 bps	6.9%	90 bps
Adjusted operating margin	6.3%	(70) bps	7.1%	0 bps

* Excludes China

•
Second-quarter constant-dollar revenue decreased, driven by the unfavorable results of our China operations, as well as a decrease in Active Representatives in the other Asia Pacific markets. The region's revenue was also negatively impacted by approximately one point as a result of the Company's decision to exit the South Korea and Vietnam markets.

•	Revenue in China declined 27%, or 28% in constant dollars, primarily due to declines in unit sales and the transition to a retail incentive model during the third quarter of 2012.

•
Revenue in the Philippines was relatively unchanged, or declined 2% in constant dollars, as a decrease in Active Representatives was primarily due to ongoing operational challenges in that market. This decrease in Active Representatives was partially offset by higher average order.

•
The region's Adjusted operating margin decline was primarily driven by higher bad debt expense, largely in the Philippines. Gross margin was also lower, primarily due to higher obsolescence, largely in China, partially offset by the favorable net impact of mix and pricing, primarily in the Philippines.

Global Expenses
$ in millions	Second-Quarter 2013		YTD 2013
		% var. vs 2Q12		% var. vs 1H12
Total global expenses	$163.3	(13)%	$304.0	(14)%
Allocated to segments	(108.7)	(10)%	(208.8)	(10)%
Net global expenses	54.6	(18)%	95.2	(22)%
Adjusted net global expenses	43.2	(20)%	81.5	(15)%

•	Adjusted net global expenses decreased, compared with the prior-year period, primarily due to lower professional and related fees associated with the FCPA matter.

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Avon will conduct a conference call at 9:30 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 14978783). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please refer to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, for additional information on Avon's results for the quarter.

Avon, the company for women, is a leading global beauty company, with nearly $11 billion in annual revenue. As one of the world's largest direct sellers, Avon is sold through more than 6 million active independent Avon Sales Representatives. Avon products are available in over 100 countries, and the product line includes color cosmetics, skincare, fragrance, fashion and home products, featuring such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Jennifer Vargas
Natalija Jovasevic	(212) 282-5404
(212) 282-5320

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Footnotes

[1] “Adjusted” items refer to financial results presented in accordance with U.S. GAAP that have been adjusted to exclude certain costs as described below, under “Non-GAAP Financial Measures.” We also refer to Adjusted financial measures as Constant $ items, which are Non-GAAP financial measures as described below under “Non-GAAP Financial Measures.”

.”

2 In the first quarter of 2013, we renamed our "Growth in Active Representatives" performance metric as "Change in Active Representatives." In addition, we revised the definition of this metric to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

[3] Please refer to Note 6, Contingencies, in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, for additional information on this matter.
Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin, and Adjusted operating margin. We also refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

We also present gross margin, selling, general and administrative expenses as a percentage of revenue, net global expenses, operating profit, operating margin and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We refer to these Non-GAAP financial measures as "Adjusted." We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement ("CTI") restructuring initiatives, 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency in February 2013 ("Venezuelan special items"), 3) the $12 million accrual for the offer of settlement relating to the FCPA investigations ("FCPA accrual"), and 4) costs and charges related to the extinguishment of debt ("Loss on extinguishment of debt"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of

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operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period.

The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventory and prepaid expenses. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 4.30 and the revised official exchange rate of 6.30. The Loss on extinguishment of debt includes the impact on the Statement of Income in the first quarter of 2013 caused by the make-whole premium and the write-off of debt issuance costs associated with the prepayment of our Private Notes, as well as the write-off of debt issuance costs associated with the early repayment of $380 million of the outstanding principal amount of the term loan agreement. The Loss on extinguishment of debt also includes the impact on the Statement of Income in the second quarter of 2013 caused by the make-whole premium and the write-off of debt issuance costs and discounts, partially offset by a deferred gain associated with the January 2013 interest-rate swap agreement termination, associated with the prepayment of the 2014 Notes.

These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this report that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "estimate," "forecast," "plan," "believe," "may," "expect," "anticipate," "intend," "potential," "can," "could," "will," "would," and similar expressions, or the negative of those expressions, may identify forward-looking statements. They include, among other things, statements regarding our anticipated or expected results, future financial performance, various strategies and initiatives (including our stabilization strategies, cost savings initiative, multi-year restructuring programs and other initiatives and related actions), liquidity, cash flow and uses of cash, our ability to service our debt obligations or obtain additional financing, costs and cost savings, competitive advantages, impairments, the impact of currency devaluations and other laws and regulations, government investigations, internal investigations and compliance reviews, results of litigation, contingencies, taxes and tax rates, potential acquisitions or divestitures, hedging and risk management strategies, pension, postretirement and incentive compensation plans, supply chain and the legal status of our Representatives. Such forward-looking statements are based on management's reasonable current assumptions, expectations, plans and forecasts regarding the Company's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

•
our ability to improve our financial and operational performance and execute fully our global business strategy, including our ability to implement the key initiatives of, and realize the projected benefits (in the amounts and time schedules we expect) from, our

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stabilization strategies, cost savings initiative, multi-year restructuring programs and other initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies, and any plans to invest these projected benefits ahead of future growth;

•	the possibility of business disruption in connection with our stabilization strategies, cost savings initiative, multi-year restructuring programs or other initiatives;

•	our ability to improve our business in North America, including with respect to the field and the overall consumer proposition;

•
our ability to improve working capital and effectively manage doubtful accounts and inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•
our ability to reverse declines in Active Representatives, to implement our sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through field activation programs and technology tools and enablers, execution of Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•	our ability to reverse declining margins and net income;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
our ability to achieve profitable growth, particularly in our largest markets, such as Brazil and the United States ("U.S."), and developing and emerging markets, such as Mexico and Russia, and our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy and the devaluation of its currency, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing investigations and compliance reviews of FCPA and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation, including our ability to reach a settlement with the SEC and the DOJ with regard to the ongoing FCPA investigations or, if a settlement is reached, the timing of any such settlement or the terms of such settlement;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession,

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cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us in the U.S. and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws, including in jurisdictions such as Brazil, Russia, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	the impact of changes in tax rates on the value of our deferred tax assets and declining earnings on our ability to realize foreign tax credits in the U.S.;

•	our access to cash and short-term financing, and our ability to secure financing or financing at attractive rates;

•	any changes to our credit ratings and the impact of such changes on our financing costs, rates, terms, debt service obligations and access to lending sources;

•	the impact of any significant restructuring charges or significant legal or regulatory settlements on our ability to comply with certain covenants in our debt instruments;

•	our ability to attract and retain key personnel;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
the impact of the typically seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•	key information technology systems, process or site outages and disruptions;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations;

•
our ability to successfully identify new business opportunities and strategic alternatives and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions, as well as to successfully integrate or manage any acquired business;

•	the challenges to our China business, including the effects of rising costs, macro-economic pressures, competition, and the impact of declines in expected future

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cash flows and growth rates, and a change in the discount rate used to determine the fair value of expected future cash flows, which have impacted, and may continue to impact, among other things, the estimated fair value of the recorded goodwill and intangible assets;

•	disruption in our supply chain or manufacturing and distribution operations;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to protect our intellectual property rights; and

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives.

Additional information identifying such factors is contained in Item 1A of our 2012 Form 10-K, as updated by the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, and annual, quarterly and other reports and documents we file with the SEC. We undertake no obligation to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Six Months Ended		Percent Change
	June 30			June 30
	2013	2012		2013	2012
Net sales	$2,466.8	$2,518.2	(2)%	$4,873.9	$5,019.4	(3)%
Other revenue	42.1	40.0		91.0	79.2
Total revenue	2,508.9	2,558.2	(2)%	4,964.9	5,098.6	(3)%
Cost of sales	935.4	949.7		1,860.8	1,944.4
Selling, general and administrative expenses	1,371.3	1,479.6		2,727.9	2,952.6
Operating profit	202.2	128.9	57%	376.2	201.6	87%
Interest expense	31.1	24.9		60.5	49.5
Loss on extinguishment of debt	13.0	—		86.0	—
Interest income	(2.8)	(2.8)		(4.8)	(6.7)
Other expense, net	15.6	13.8		59.9	23.8
Total other expenses	56.9	35.9		201.6	66.6
Income from continuing operations, before taxes	145.3	93.0	56%	174.6	135.0	29%
Income taxes	(60.7)	(27.9)		(101.5)	(41.7)
Income from continuing operations, net of tax	84.6	65.1	30%	73.1	93.3	(22)%
Loss from discontinued operations, net tax	(50.4)	(2.4)		(51.5)	(3.0)
Net income	34.2	62.7		21.6	90.3
Net income attributable to noncontrolling interests	(2.3)	(1.1)		(3.4)	(2.2)
Net income attributable to Avon	$31.9	$61.6	(48)%	$18.2	$88.1	(79)%
Earnings (loss) per share:(1)
Basic
Basic EPS from continuing operations	$.19	$.15	27%	$.16	$.21	(24)%
Basic EPS from discontinued operations	$(.12)	$(.01)		$(.12)	$(.01)
Basic EPS attributable to Avon	$.07	$.14	(50)%	$.04	$.20	(80)%
Diluted
Diluted EPS from continuing operations	$.19	$.15	27%	$.16	$.21	(24)%
Diluted EPS from discontinued operations	$(.11)	$(.01)		$(.12)	$(.01)
Diluted EPS attributable to Avon	$.07	$.14	(50)%	$.04	$.20	(80)%

Weighted-average shares outstanding:
Basic	433.5	432.0		433.0	431.6
Diluted	434.6	432.8		433.9	432.4

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $31.6 and $60.5 for the three months ended June 30, 2013 and 2012, respectively. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $18.0 and $86.2 for the six months ended June 30, 2013 and 2012, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	June 30	December 31
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$873.2	$1,206.9
Accounts receivable, net	691.7	752.1
Inventories	1,154.3	1,101.1
Prepaid expenses and other	707.6	827.0
Current assets of discontinued operations	36.1	41.8
Total current assets	3,462.9	3,928.9
Property, plant and equipment, at cost	2,496.7	2,684.8
Less accumulated depreciation	(1,102.8)	(1,158.8)
Property, plant and equipment, net	1,393.9	1,526.0
Goodwill	311.3	330.3
Other intangible assets, net	36.4	40.6
Other assets	1,413.4	1,407.9
Noncurrent assets of discontinued operations	67.4	148.8
Total assets	$6,685.3	$7,382.5
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$263.2	$572.0
Accounts payable	861.1	914.3
Accrued compensation	241.1	264.7
Other accrued liabilities	564.7	645.3
Sales and taxes other than income	187.7	210.6
Income taxes	46.4	73.6
Current liabilities of discontinued operations	16.1	24.1
Total current liabilities	2,180.3	2,704.6
Long-term debt	2,634.8	2,623.8
Employee benefit plans	568.3	637.6
Long-term income taxes	49.8	52.0
Other liabilities	119.0	131.1
Noncurrent liabilities of discontinued operations	0.1	0.1
Total liabilities	$5,552.3	$6,149.2
Shareholders’ Equity
Common stock	$189.3	$188.3
Additional paid-in-capital	2,159.5	2,119.6
Retained earnings	4,323.8	4,357.8
Accumulated other comprehensive loss	(977.0)	(876.7)
Treasury stock, at cost	(4,579.3)	(4,571.9)
Total Avon shareholders’ equity	1,116.3	1,217.1
Noncontrolling interests	16.7	16.2
Total shareholders’ equity	$1,133.0	$1,233.3
Total liabilities and shareholders’ equity	$6,685.3	$7,382.5

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Six Months Ended
	June 30
	2013	2012
Cash Flows from Operating Activities
Net income	$21.6	$90.3
Loss from discontinued operations, net of tax	51.5	3.0
Income from continuing operations	$73.1	$93.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119.8	109.1
Provision for doubtful accounts	113.4	134.5
Provision for obsolescence	53.7	59.7
Share-based compensation	26.2	23.2
Deferred income taxes	(27.4)	(72.0)
Charge for Venezuelan monetary assets and liabilities	34.1	—
Other	30.1	20.9
Changes in assets and liabilities:
Accounts receivable	(103.3)	(94.4)
Inventories	(154.3)	(170.4)
Prepaid expenses and other	67.6	45.6
Accounts payable and accrued liabilities	(65.8)	1.0
Income and other taxes	(28.6)	(70.8)
Noncurrent assets and liabilities	(68.9)	(43.0)
Net cash provided by operating activities of continuing operations	69.7	36.7
Cash Flows from Investing Activities
Capital expenditures	(75.8)	(87.5)
Disposal of assets	12.8	9.5
Purchases of investments	(14.2)	(0.8)
Proceeds from sale of investments	0.2	—
Net cash used by investing activities of continuing operations	(77.0)	(78.8)
Cash Flows from Financing Activities
Cash dividends	(53.9)	(199.2)
Debt, net (maturities of three months or less)	31.6	(343.1)
Proceeds from debt	1,478.8	638.4
Repayment of debt	(1,796.2)	(71.2)
Interest rate swap termination	88.1	43.6
Proceeds from exercise of stock options	16.8	7.6
Excess tax benefit realized from share-based compensation	0.1	(2.6)
Repurchase of common stock	(7.6)	(8.1)
Net cash (used) provided by financing activities of continuing operations	(242.3)	65.4
Net cash (used) provided by operating activities of discontinued operations	(0.5)	4.4
Net cash used by investing activities of discontinued operations	(0.2)	(0.1)
Net cash (used) provided by discontinued operations	(0.7)	4.3
Effect of exchange rate changes on cash and equivalents	(81.0)	3.7
Net (decrease) increase in cash and equivalents	(331.3)	31.3
Cash and equivalents at beginning of year (1)	$1,209.6	$1,245.1
Cash and equivalents at end of period (2)	$878.3	$1,276.4

(1) Includes cash and cash equivalents of discontinued operations of $2.7 and $6.9 at January 1, 2013 and 2012, respectively.
(2) Includes cash and cash equivalents of discontinued operations of $5.1 and $8.0 at June 30, 2013 and 2012, respectively.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED JUNE 30, 2013

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs 2Q12	% var. vs 2Q12	% var. vs 2Q12	% var. vs 2Q12	% var. vs 2Q12	% var. vs 2Q12
Latin America	$1,252.1	1%	7%	1%	6%	2%	5%
Europe, Middle East & Africa	678.4	2	5	6	(1)	3	2
North America	380.3	(12)	(12)	(10)	(2)	(13)	1
Asia Pacific (1)	198.1	(9)	(10)	(12)	2	(11)	1
Total from operations	2,508.9	(2)	2	—	2	—	2
Global and other	—	—	—	—	—	—	—
Total	$2,508.9	(2)%	2%	—%	2%	—%	2%

	2013 GAAP Operating Profit (Loss)US$	% var. vs 2Q12	2013 GAAP Operating Margin US$	2013 Adjusted Operating Profit US$ (2)	2012 Adjusted Operating Profit US$ (2)	2013 Adjusted Operating Margin (2)	2012 Adjusted Operating Margin (2)
Latin America	$147.8	29%	11.8%	$168.3	$122.0	13.4%	9.8%
Europe, Middle East & Africa	104.1	46	15.3	107.7	79.4	15.9	12.0
North America	(11.5)	*	(3.0)	(6.2)	4.2	(1.6)	1.0
Asia Pacific	16.4	48	8.3	12.5	15.2	6.3	7.0
Total from operations	256.8	31	10.2	282.3	220.8	11.3	8.6
Global and other	(54.6)	18	—	(43.2)	(53.7)	—	—
Total	$202.2	57%	8.1%	$239.1	$167.1	9.5%	6.5%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 2Q12	% var. vs 2Q12
Beauty (color cosmetics/fragrances/skincare/personal care)	$1,787.5	(4)%	—%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	414.7	(4)	(1)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	264.6	13	17
Net sales	$2,466.8	(2)%	2%
Other revenue	42.1	5	5
Total revenue	$2,508.9	(2)%	2%

Beauty Category:
Fragrance		(1)%	4%
Color		(3)	—
Skincare		(9)	(6)
Personal care		(3)	1

* calculation not meaningful
(1) In the first quarter of 2013, we revised the definition of Active Representatives to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

Page | 17

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

SIX MONTHS ENDED JUNE 30, 2013

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs 1H12	% var. vs 1H12	% var. vs 1H12	% var. vs 1H12	% var. vs 1H12	% var. vs 1H12
Latin America	$2,396.5	—%	7%	—%	7%	3%	4%
Europe, Middle East & Africa	1,411.5	2	4	5	(1)	3	1
North America	758.8	(14)	(13)	(12)	(1)	(13)	—
Asia Pacific (1)	398.1	(10)	(11)	(11)	—	(7)	(4)
Total from operations	4,964.9	(3)	1	(2)	3	1	—
Global and other	—	—	—	—	—	—	—
Total	$4,964.9	(3)%	1%	(2)%	3%	1%	—%

	2013 GAAP Operating Profit (Loss)US$	% var. vs 1H12	2013 GAAP Operating Margin US$	2013 Adjusted Operating Profit US$ (2)	2012 Adjusted Operating Profit US$ (2)	2013 Adjusted Operating Margin (2)	2012 Adjusted Operating Margin (2)
Latin America	$249.2	50%	10.4%	$281.1	$177.5	11.7%	7.4%
Europe, Middle East & Africa	215.5	69	15.3	228.4	140.5	16.2	10.1
North America	(20.8)	*	(2.7)	(9.7)	13.6	(1.3)	1.5
Asia Pacific	27.5	3	6.9	28.4	31.3	7.1	7.1
Total from operations	471.4	46	9.5	528.2	362.9	10.6	7.1
Global and other	(95.2)	22	—	(81.5)	(95.8)	—	—
Total	$376.2	87%	7.6%	$446.7	$267.1	9.0%	5.2%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 1H12	% var. vs 1H12
Beauty (color cosmetics/fragrances/skincare/personal care)	$3,555.7	(4)%	—%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	819.6	(3)	(1)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	498.6	9	13
Net sales	$4,873.9	(3)%	1%
Other revenue	91.0	15	14
Total revenue	$4,964.9	(3)%	1%

Beauty Category:
Fragrance		—%	5%
Color		(5)	(1)
Skincare		(11)	(7)
Personal care		(3)	—

* calculation not meaningful
(1) In the first quarter of 2013, we revised the definition of Active Representatives to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

Page | 18

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED JUNE 30, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Loss on extinguishment of debt	Adjusted (Non-GAAP)
Cost of sales	$935.4	$(0.3)	$14.9	$—	$—	$920.8
Selling, general and administrative expenses	1,371.3	8.7	1.7	12.0	—	1,348.9
Operating profit	202.2	8.4	16.5	12.0	—	239.1
Income from continuing operations, before taxes	145.3	8.4	16.5	12.0	13.0	195.2
Income taxes	(60.7)	(2.8)	—	—	(4.8)	(68.2)
Income from continuing operations	$84.6	$5.6	$16.5	$12.0	$8.2	$126.9

Diluted EPS from continuing operations	$0.19	$0.01	$0.04	$0.03	$0.02	$0.29

Gross margin	62.7%	—	0.6	—	—	63.3%
SG&A as a % of revenues	54.7%	(0.3)	(0.1)	(0.5)	—	53.8%
Operating margin	8.1%	3.0	0.7	0.5	—	9.5%
Effective tax rate	41.8%	(1.0)	(4.3)	(2.6)	0.1	34.9%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$147.8	$3.9	$16.5	$—		$168.3
Europe, Middle East & Africa	104.1	3.7	—	—		107.7
North America	(11.5)	5.3	—	—		(6.2)
Asia Pacific	16.4	(3.9)	—	—		12.5
Global and other	(54.6)	(0.6)	—	12.0		(43.2)
Total	$202.2	$8.4	$16.5	$12.0		$239.1

SEGMENT OPERATING MARGIN
Latin America	11.8%	0.3	1.3	—		13.4%
Europe, Middle East & Africa	15.3%	0.5	—	—		15.9%
North America	(3.0)%	1.4	—	—		(1.6)%
Asia Pacific	8.3%	(2.0)	—	—		6.3%
Global and other	—	—	—	—		—
Total	8.1%	0.3	0.7	0.5%		9.5%
Amounts in the table above may not necessarily sum due to rounding.

Page | 19

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	SIX MONTHS ENDED JUNE 30, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Loss on extinguishment of debt	Adjusted (Non-GAAP)
Cost of sales	$1,860.8	$(0.9)	$24.8	$—	$—	$1,836.9
Selling, general and administrative expenses	2,727.9	29.6	5.0	12.0	—	2,681.3
Operating profit	376.2	28.7	29.8	12.0	—	446.7
Income from continuing operations, before taxes	174.6	28.7	63.9	12.0	86.0	365.1
Income taxes	(101.5)	(9.2)	16.6	—	(31.6)	(125.6)
Income from continuing operations	$73.1	$19.5	$80.5	$12.0	$54.4	$239.5

Diluted EPS from continuing operations	$0.16	$0.04	$0.18	$0.03	$0.12	$0.55

Gross margin	62.5%	—	0.5	—	—	63.0%
SG&A as a % of revenues	54.9%	(0.6)	(0.1)	(0.2)	—	54.0%
Operating margin	7.6%	0.6	0.6	0.2	—	9.0%
Effective tax rate	58.1%	(0.2)	(22.6)	(1.7)	0.7	34.4%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$249.2	$2.1	$29.8	$—		$281.1
Europe, Middle East & Africa	215.5	12.9	—	—		228.4
North America	(20.8)	11.1	—	—		(9.7)
Asia Pacific	27.5	0.9	—	—		28.4
Global and other	(95.2)	1.7	—	12.0		(81.5)
Total	$376.2	$28.7	$29.8	$12.0		$446.7

SEGMENT OPERATING MARGIN
Latin America	10.4%	0.1	1.2	—		11.7%
Europe, Middle East & Africa	15.3%	0.9	—	—		16.2%
North America	(2.7)%	1.5	—	—		(1.3)%
Asia Pacific	6.9%	0.2	—	—		7.1%
Global and other	—	—	—	—		—
Total	7.6%	0.6	0.6	0.2		9.0%
Amounts in the table above may not necessarily sum due to rounding.

Page | 20

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED JUNE 30, 2012
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Cost of sales	$949.7	$0.7	$949.0
Selling, general and administrative expenses	1,479.6	37.5	1,442.1
Operating profit	128.9	38.2	167.1
Income from continuing operations, before taxes	93.0	38.2	131.2
Income taxes	(27.9)	(12.2)	(40.1)
Income from continuing operations	$65.1	$26.0	$91.1

Diluted EPS from continuing operations	$0.15	$0.06	$0.21

Gross margin	62.9%	—	62.9%
SG&A as a % of revenues	57.8%	(1.5)	56.4%
Operating margin	5.0%	1.5	6.5%
Effective tax rate	30.0%	0.5	30.6%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$114.9	$7.1	$122.0
Europe, Middle East & Africa	71.3	8.1	79.4
North America	(1.6)	5.8	4.2
Asia Pacific	11.1	4.1	15.2
Global and other	(66.8)	13.1	(53.7)
Total	$128.9	$38.2	$167.1

SEGMENT OPERATING MARGIN
Latin America	9.2%	0.6	9.8%
Europe, Middle East & Africa	10.8%	1.2	12.0%
North America	(0.4)%	1.3	1.0%
Asia Pacific	5.1%	1.9	7.0%
Global and other	—	—	—
Total	5.0%	1.5	6.5%
Amounts in the table above may not necessarily sum due to rounding.

Page | 21

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	SIX MONTHS ENDED JUNE 30, 2012
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Cost of sales	$1,944.4	$3.4	$1,941.0
Selling, general and administrative expenses	2,952.6	62.1	2,890.5
Operating profit	201.6	65.5	267.1
Income from continuing operations, before taxes	135.0	65.5	200.5
Income taxes	(41.7)	(21.4)	(63.1)
Income from continuing operations	$93.3	$44.1	$137.4

Diluted EPS from continuing operations	$0.21	$0.10	$0.31

Gross margin	61.9%	0.1	61.9%
SG&A as a % of revenues	57.9%	(1.2)	56.7%
Operating margin	4.0%	1.3	5.2%
Effective tax rate	30.9%	6.0	31.5%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$165.7	$11.8	$177.5
Europe, Middle East & Africa	127.8	12.7	140.5
North America	3.4	10.2	13.6
Asia Pacific	26.5	4.8	31.3
Global and other	(121.8)	26.0	(95.8)
Total	$201.6	$65.5	$267.1

SEGMENT OPERATING MARGIN
Latin America	6.9%	0.5	7.4%
Europe, Middle East & Africa	9.2%	0.9	10.1%
North America	0.4%	1.2	1.5%
Asia Pacific	6.0%	1.1	7.1%
Global and other	—	—	—
Total	4.0%	1.3	5.2%
Amounts in the table above may not necessarily sum due to rounding.

Page | 22